DIME.                        DIME BANCORP, INC.

589 FIFTH AVENUE, NEW YORK, N.Y.  10017

                                                     NEWS

                                          Contact:   Franklin L. Wright
                                                     (212) 326-6170

                                                              or

                                                     McDonough & Associates
                                                     (212) 334-0033

December 3, 1996
96/9

FOR IMMEDIATE RELEASE


                   DIME BANCORP, INC. ANNOUNCES ACQUISITION OF
          BFS BANKORP, INC.; $1.2 BILLION BALANCE SHEET RESTRUCTURING;
                            AND STOCK REPURCHASE PLAN

     New York, NY - December 3, 1996 -- Dime Bancorp, Inc. (NYSE: DME), parent company of The Dime Savings Bank of New York, FSB, today announced three complementary actions designed to strengthen its balance sheet and enhance the level and quality of core earnings. Dime reported that:

     o It has entered into a definitive agreement to acquire BFS Bankorp, Inc. (NASDAQ: BFSI), the parent company of Bankers Federal Savings FSB, at a cash price of $52.00 per common share (subject to adjustment in certain circumstances);

     o It will downsize its balance sheet by reducing its mortgage-backed securities portfolio by $1.2 billion, with no loss expected; and

     o It has adopted a plan to repurchase up to 5% of its outstanding common stock.

     James M. Large, Jr., Chairman and Chief Executive Officer of Dime, said, "We expect that the three actions announced today, once completed, will be accretive to earnings per share and that, taken together, can be expected to improve our net interest margin, reduce our interest rate risk and enhance our earnings stability."

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BFS Acquisition

     Commenting on the BFS acquisition, Mr. Large said, "The acquisition of BFS, with its $410 million of deposits and its $585 million loan portfolio, furthers our objective of increasing deposits and loans. We anticipate that the acquisition will be immediately accretive, due to BFS's strong earnings and the significant cost savings expected from the transaction. After cost savings of approximately 40% of BFS's operating expenses, we expect a $0.05 annual benefit to Dime's earnings per share."

     Lawrence J. Toal, President and Chief Operating Officer of Dime, commented, "In addition to improving our financial outlook, the acquisition of Bankers Federal, with its five retail offices, increases our retail banking presence in Manhattan and Queens and strengthens our existing franchise in Brooklyn. With our extensive product offerings, we expect to generate additional revenues by deepening customer relationships and attracting new business to Bankers Federal's existing offices. Their focus on multifamily lending is expected to allow us to further diversify our loan portfolio as well as benefit from the relatively high yields generated by their multifamily loan portfolio. Overall, this acquisition, together with the other actions we announced today, advances our progress towards achievement of our strategic goals."

     Under the terms of the agreement, holders of BFS common stock will receive $52.00 in cash for each of their shares (subject to adjustment in certain circumstances). The transaction, which has been unanimously approved by the Boards of Directors of both Dime and BFS, is valued at approximately $91.8 million. Dime said that the transaction would be accounted for as a purchase and estimated that the intangibles created in the transaction would be approximately $50 million. The acquisition is subject to regulatory approval and approval by BFS shareholders. In connection with the acquisition agreement, Dime has entered into agreements with the holders of a majority of BFS shares regarding their voting in favor of the acquisition and, in certain cases, their making payments to Dime if BFS consummates an acquisition transaction with a party other than Dime. The acquisition agreement also provides for the payment by BFS of a $3 million termination fee under certain circumstances. The acquisition is planned to be completed in the second quarter of 1997. Upon completion of the acquisition, the five branches operated by Bankers Federal will become branches of The Dime.

     At September 30, 1996, BFS reported total assets of $643 million, loans of $585 million and deposits of $410 million. Bankers Federal operates five branch offices: Manhattan (2), Queens (2) and Brooklyn (1). For its fiscal year ended September 30, 1996, and exclusive of a one-time SAIF special assessment, BFS reported earnings of $10.6 million and a return on average assets and return on average equity of 1.81% and 23.10% respectively.

Balance Sheet Restructuring

         As another step in its ongoing balance sheet restructuring program, Dime plans to sell a total of approximately $950 million of mortgage-backed securities, with the proceeds of the sales used to reduce borrowings. Under existing market conditions, no loss is expected to be realized on these sales. In addition, Dime expects to further reduce its mortgage-backed securities portfolio during the fourth quarter of 1996 by an additional $300 million by not reinvesting the proceeds of maturing mortgage-backed securities in other mortgage-backed securities. At September 30, 1996, Dime held $7.6 billion of mortgage-backed securities, including $3.1 billion that were held as "available for sale."
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


     On a pro forma basis, assuming completion of the BFS acquisition and the balance sheet restructuring announced today, Dime will have, since year-end 1995, reduced its portfolio of mortgage-backed securities by $2.6 billion, or 29%, and its borrowings by $1.9 billion, or 29%. During that same period, Dime has increased its loan portfolio by $1.3 billion, or 13%, and its deposits by $0.5 billion, or 4%.

Stock Repurchase Program

     Dime's Board of Directors approved a program to repurchase up to 5% of its outstanding common stock, or approximately five million shares. No time limit has been set to complete the stock buy-back, and the shares will be purchased at prevailing prices in the open market or in privately-negotiated transactions. Earlier this year, Dime completed a program to repurchase two million shares of its common stock and had, at September 30, 1996, 106.4 million shares outstanding.

     Dime said that the balance sheet restructuring and the stock repurchase program are subject to general economic conditions, Dime's operating results and the market price of Dime common stock.

     Dime, at September 30, 1996, had assets of $19.7 billion and deposits of $12.7 billion. The Bank operates 85 branches in the New York City metropolitan area and one branch in Florida. Dime originates loans in selected regions throughout the country.


     Certain statements in this press release are forward looking and are identified by the use of forward-looking words or phrases such as "expect," "expects," "expected," "anticipates," "planned," and "plans." These forward-looking statements are based on Dime's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Dime notes that a variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of Dime's business include interest rates movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control, and general economic conditions.


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